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                                                                    EXHIBIT 12.1

                                 XTO ENERGY INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)                                                      Year Ended December 31
                                                 --------------------------------------------------------------
                                                   2001         2000         1999         1998          1997
                                                 ---------    ---------    ---------    ---------     ---------
Income before income tax, minority interest
  and cumulative effect of accounting change.    $ 455,357    $ 176,432    $  70,605    $(105,570)    $  39,201
Interest expense ............................       56,317       81,759       70,828       58,499        26,747
Interest portion of rentals .................        3,919        5,776        4,698        3,727         3,044
                                                 ---------    ---------    ---------    ---------     ---------
Earnings (loss) before provision for
 taxes and fixed charges ....................    $ 515,593    $ 263,967    $ 146,131    $ (43,344)    $  68,992
                                                 =========    =========    =========    =========     =========

Interest expense ............................    $  56,317    $  81,759    $  70,828    $  58,499     $  26,747
Capitalized interest ........................        6,649        3,488        1,353        1,070         1,185
Interest portion of rentals .................        3,919        5,776        4,698        3,727         3,044
Preferred stock dividends ...................           --        1,758        1,779        1,779         1,779
                                                 ---------    ---------    ---------    ---------     ---------

Total Fixed Charges .........................    $  66,885    $  92,781    $  78,658    $  65,075     $  32,755
                                                 =========    =========    =========    =========     =========

Ratio of Earnings to Fixed Charges ..........          7.7          2.8          1.9           --(a)         2.1

Excess of Fixed Charges over Earnings .......    $      --    $      --    $      --    $ 108,419     $      --

(a) Negative ratio is the result of a $87.4 million pre-tax net loss on investment in equity securities (excluding related interest expense) and a $2 million pre-tax, non-cash impairment charge. Excluding the effects of these charges, fixed charges exceeded earnings by $19 million.